EXHIBIT 99.1

Hain Celestial Receives Expected Nasdaq Notice

Lake Success, NY, March 6, 2017—The Hain Celestial Group, Inc. (Nasdaq: HAIN) announced today that, as expected, it received a letter dated February 28, 2017 from the Staff of the Listing Qualifications Department of The NASDAQ Stock Market LLC (“Nasdaq”) notifying the Company that it has not regained compliance with NASDAQ Listing Rule 5250(c)(1) (the “Rule”), the continued listing requirement to timely file all required periodic reports with the Securities and Exchange Commission (the “SEC”), and, therefore, that its common stock would be subject to delisting unless the Company timely requests a hearing before a NASDAQ Hearings Panel (the “Panel”). The Company fully intends to timely request a hearing before the Panel to present its plan for regaining compliance with the Rule and request continued listing pending its return to compliance.

The Company will present to the Panel, which will make a decision based on the plan for regaining compliance submitted and the Company’s presentation, to grant the Company an extension of time within which to regain compliance with the Rule for a period of up to 360 days from the original due date of the Company’s first late filing.

Upon the filing of its Annual Report on Form 10-K for the period ended June 30, 2016 and its Quarterly Reports on Form 10-Q for the periods ended September 30, 2016 and December 31, 2016 with the SEC, the Company will regain compliance with the Rule. The Company is working toward a conclusion in its financial reporting process.

The Hain Celestial Group, Inc.
The Hain Celestial Group (NASDAQ: HAIN), headquartered in Lake Success, NY, is a leading organic and natural products company with operations in North America, Europe and India. Hain Celestial participates in many natural categories with well-known brands that include Celestial Seasonings®, Earth’s Best®, Ella’s Kitchen®, Terra®, Garden of Eatin’®, Sensible Portions®, Health Valley®, Arrowhead Mills®, MaraNatha®, SunSpire®, DeBoles®, Casbah®, Rudi’s Organic Bakery®, Hain Pure Foods®, Spectrum®, Spectrum Essentials®, Imagine®, Almond Dream®, Rice Dream®, Soy Dream®, WestSoy®, The Greek Gods®, BluePrint®, FreeBird®, Plainville Farms®, Empire®, Kosher Valley®, Yves Veggie Cuisine®, Europe’s Best®, Cully & Sully®, New Covent Garden Soup Co.®, Johnson’s Juice Co.®, Farmhouse Fare®, Hartley’s®, Sun-Pat®, Gale’s®, Robertson’s®, Frank Cooper’s®, Linda McCartney®, Lima®, Danival®, Joya®, Natumi®, GG UniqueFiber®, Tilda®, JASON®, Avalon Organics®, Alba Botanica®, Live Clean® and Queen Helene®. Hain Celestial has been providing A Healthier Way of Life™ since 1993. For more information, visit www.hain.com.

Safe Harbor Statement
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictions based on expectations and projections about future events, and are not statements of historical fact. You can identify forward-looking statements by the use of forward-looking terminology such as “plan”, “continue”, “expect”, “anticipate”, “intend”, “predict”, “project”, “estimate”, “likely”, “believe”, “might”, “seek”, “may”, “remain”, “potential”, “can”, “should”, “could”, “future” and similar expressions, or the negative of those expressions. These forward-looking statements include the Company’s beliefs or expectations relating to the filing of the Company’s Annual Report on Form 10-K for the period ended June 30, 2016 and its Quarterly Reports on Form 10-Q for the periods ended September 30, 2016 and December 31, 2016, the stay of the trading suspension of the Company’s common stock, the granting of the Company’s request for continued listing on Nasdaq and regaining Nasdaq listing compliance.

Contact:
Pat Conte/Mary Anthes
The Hain Celestial Group, Inc.
516-587-5000

The Hain Celestial Group, Inc. • 1111 Marcus Avenue • Lake Success, NY 11042
516-587-5000 • www.hain.com